Exhibit 99.1
Internet Grows to 288 Million Domain Names
in the Fourth Quarter of 2014

RESTON, VA - March 12, 2015 - VeriSign, Inc. (NASDAQ: VRSN), a global leader in domain names and Internet security, today announced four million domain names were added to the Internet in the fourth quarter of 2014, bringing the total number of registered domain names to 288 million worldwide across all top-level domains (TLDs) as of Dec. 31, 2014, according to the latest Domain Name Industry Brief.

The increase of four million domain names globally equates to a growth rate of 1.3 percent over the third quarter of 2014. Worldwide registrations have grown by 16.9 million, or 6.2 percent, year over year.

The .com and .net TLDs experienced aggregate growth in the fourth quarter of 2014, reaching a combined total of approximately 130.6 million domain names in the domain name base for .com and .net. This represents a 2.7 percent increase year over year. As of Dec. 31, 2014, the base of registered names in .com equaled 115.6 million names, while .net equaled 15.0 million names.

New .com and .net registrations totaled 8.2 million during the fourth quarter of 2014. In the fourth quarter of 2013, new .com and .net registrations totaled 8.2 million.

During the fourth quarter of 2014, Verisign's average daily Domain Name System (DNS) query load was 110 billion across all TLDs operated by Verisign, with a peak of 146 billion. Compared to the previous quarter, the daily average decreased 3.7 percent and the peak decreased 54.0 percent. Year over year, the daily average query load increased 33.5 percent and the peak query load increased 47.1 percent.

The DNS is a critical component of the Internet; however, its security is often overlooked. Implementing DNS Security Extensions (DNSSEC) into the DNS can help to minimize attack surfaces and enhance security postures. This quarter’s back page article, “Understanding and Enabling the Full Benefits of DNSSEC” highlights the role and benefits of DNSSEC in the DNS.

Verisign publishes the Domain Name Industry Brief to provide Internet users throughout the world with statistical and analytical research and data on the domain name industry. Copies of the 2014 fourth quarter Domain Name Industry Brief, as well as previous reports, can be obtained at VerisignInc.com/DNIB.

About Verisign
Verisign, a global leader in domain names and Internet security, enables Internet navigation for many of the world's most recognized domain names and provides protection for websites and enterprises around the world. Verisign ensures the security, stability and resiliency of key Internet infrastructure and services, including the .com and .net domains and two of the Internet's root servers, as well as performs the root-zone maintainer functions for the core of the Internet's Domain Name System (DNS). Verisign's Network Intelligence and Availability services include intelligence-driven Distributed Denial of Service Protection, iDefense Security Intelligence and Managed DNS. To learn more about what it means to be Powered by Verisign, please visit VerisignInc.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, the uncertainty of the impact of the U.S. government's transition of key Internet domain name functions (the Internet Assigned Numbers Authority ("IANA") function), whether the U.S. Department of Commerce will approve any exercise by us of our right to increase the price per .com domain name, under certain circumstances, the uncertainty of whether we will be able to demonstrate to the U.S. Department of Commerce that market conditions warrant removal of the pricing restrictions on .com domain names and the uncertainty of whether we will experience other negative changes to our pricing terms; the failure to renew key agreements on similar terms, or at all; the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as restrictions on increasing prices under the .com Registry Agreement, changes in marketing and advertising practices, including those of third-party registrars, increasing competition, and pricing pressure from competing services offered at prices below our prices; changes in search engine algorithms and advertising payment practices; the uncertainty of whether we will successfully develop and market new products and services, the uncertainty of whether our new products and services, if any, will achieve market acceptance or result in any revenues; challenging global economic conditions; challenges of ongoing changes to Internet governance and administration; the outcome of legal or other challenges resulting from our activities or the activities of registrars or registrants, or litigation generally; the uncertainty regarding what the ultimate outcome or amount of benefit we receive, if any, from the worthless stock deduction will be; new or existing governmental laws and regulations; changes in customer behavior, Internet platforms and web-browsing patterns; system interruptions; security breaches; attacks on the Internet by hackers, viruses, or intentional acts of vandalism; whether we will be able to continue to expand our infrastructure to meet demand; the uncertainty of the expense and timing of requests for indemnification, if any, relating to completed divestitures; and the impact of the introduction of new gTLDs, any delays in their introduction, the impact of ICANN's Registry Agreement for new gTLDs, and whether our new gTLDs or the new gTLDs for which we have contracted to provide back-end registry services will be successful; and the uncertainty regarding the impact, if any, of the delegation into the root zone of over 1,300 new gTLDs. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2014, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-4643
Media Relations: Erin Collins, ecollins@verisign.com, 703-948-4214

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